Exhibit 99.1

Par Pharmaceutical to Acquire JHP Pharmaceuticals

WOODCLIFF LAKE, N.J., January 21, 2014 /PRNewswire / — Par Pharmaceutical Companies, Inc. (“Par”) today announced that it has entered into a definitive agreement to acquire JHP Group Holdings, the parent company of JHP Pharmaceuticals (“JHP”), a leading specialty pharmaceutical company that develops, manufactures and markets branded and generic sterile injectable products.

JHP, which focuses on the fast-growing U.S. sterile injectable drug market, manufactures and sells branded and generic aseptic injectable pharmaceuticals in hospital and clinical settings, and provides contract manufacturing services for global pharmaceutical companies. JHP currently markets a portfolio of 14 specialty injectable products, including Aplisol® and Adrenalin®, and has developed a pipeline of 34 products, 17 of which have been submitted for approval to the U.S. Food and Drug Administration. Headquartered in New Jersey, JHP’s sterile manufacturing facility in Rochester, Michigan, has the capability to manufacture small-scale clinical through large-scale commercial products.

Paul V. Campanelli, Chief Executive Officer of Par Pharmaceutical Companies, said, “The acquisition of JHP immediately expands Par’s presence into the rapidly growing market for injectables. With their high-barrier-to-entry products, JHP represents a perfect complement to Par’s strategy and product line. JHP’s well-respected and experienced management team has built a company with an unparalleled reputation for high-quality products and an impeccable record of regulatory compliance, which has driven their steady revenue growth. We look forward to working with them to grow our combined company.”

“Par has deep experience in generic pharmaceuticals and is ideally suited to drive the next stage of growth and expansion of JHP,” said Stuart Hinchen, co-founder and Chief Executive Officer of JHP. “Par and JHP also share a dedication to quality and a common entrepreneurial culture. As we begin this next chapter, I would like to thank the employees of JHP, who have been the core to our success. We are truly excited to be joining Par.”

Upon closing, JHP will become a wholly-owned subsidiary of Par. The acquisition is subject to customary conditions and approvals. Par expects to complete the transaction in the first quarter 2014. Further details regarding the transaction will be included in Par’s 8-K filing that is expected to be filed later today.

Ropes & Gray LLP served as legal counsel to Par Pharmaceutical Companies. J.P. Morgan Securities LLC served as financial advisor and Willkie Farr & Gallagher LLP served as legal counsel to JHP Group Holdings.

About Par Pharmaceutical Companies, Inc.

Par Pharmaceutical Companies, Inc. is a privately held, U.S.-based specialty pharmaceutical company that develops, manufactures and markets high-barrier-to-entry generic drugs and niche, innovative proprietary pharmaceuticals through its wholly-owned subsidiary’s two operating divisions, Par Pharmaceutical and Strativa Pharmaceuticals. Par is a portfolio company of TPG, a leading global private investment firm with $55.7 billion of assets under management and with extensive experience in the healthcare sector. For press release and other company information, visit www.parpharm.com.

About JHP Pharmaceuticals, LLC

JHP Pharmaceuticals, a Warburg Pincus portfolio company, headquartered in New Jersey, is a fully integrated specialty pharmaceutical company that acquires, develops, manufactures and sells sterile products. JHP’s sterile manufacturing facility, located in Rochester Michigan sits on over 80 acres of land and includes a 171,000 sq. ft. production building and warehouse. JHP employs a staff of more than 450 employees in the USA. JHP’s portfolio consists of a variety of branded products in therapeutic areas including Anesthesiology, Gastroenterology, Infectious Disease and Women’s Health. JHP has a strong pipeline of generic oncology and non-oncology products planned to be launched in the coming months and future years. For more information, please visit www.jhppharma.com.

Contact:

Stephen Mock

(201) 802-4033

Contact for JHP:

Marc Wolff

(973) 658 3569

marc.wolff@jhppharmaceuticals.com